EXHIBIT 10.1

FORM OF RESTRICTED UNIT AWARD AGREEMENT

This Restricted Unit Award Agreement (this “Agreement”), dated as of [ ] (the “Date of Grant”), is by and between [ ] (“Employee”) and Ralcorp Holdings, Inc. (the “Company”).

Recital

The Company desires to provide an incentive to retain Employee by providing Employee with an award of restricted units on the terms and subject to the conditions contained in this Agreement.

Agreements

NOW THEREFORE, in consideration for the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1. Grant of Units.  Effective as of the Date of Grant, the Company grants to Employee [ ] restricted units (the “Units”), representing an unfunded, unsecured promise of the Company to make a cash payment in the future, subject to the claims of the Company’s creditors and the terms, conditions and restrictions set forth in this Agreement.  Each Unit will represent the right to a cash payment upon vesting equal to the Fair Market Value of one share of the Company’s common stock, par value $0.01 per share (“Common Stock”).  For purposes of this Agreement, the term “Fair Market Value” shall mean the value of one share of Common Stock, determined by reference to the closing price of the Common Stock as reported by the New York Stock Exchange or, if the closing price of the Common Stock is not so reported, then by any means deemed reasonable under the circumstances by the Corporate Governance and Compensation Committee of the Board of Directors of the Company or any successor committee as designated by the Board of Directors to the Company.

2. Restrictions.

a. The Units are subject to restrictions which shall lapse and be removed, and all of the Units will vest, on [ ] (the “Vesting Date”) provided that Employee remains continuously employed with the Company through the Vesting Date.  Notwithstanding the foregoing, the restrictions shall lapse and be removed, and all of the Units will vest immediately upon the following:

i.	Employee’s retirement at or after age 62;

ii.	the involuntary termination of Employee’s employment with the Company or one of its affiliates without Cause;

iii.	the termination of Employee’s employment with the Company or one of its affiliates by reason of death or Total Disability; or

iv.	a Change of Control of the Company;

provided, in each case (i) through (iv) above, that Employee remains continuously employed with the Company through the date that any such event occurs and further provided that such event occurs before the Vesting Date.

b. In the event that the restrictions do not lapse or are not removed on or before the Vesting Date, Employee shall forfeit all of the Units and shall not be entitled to any payment or other consideration hereunder.  Except as otherwise provided herein, the Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered until a cash payment is actually made, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or waived by the Company in writing.

3. Forfeiture of Units.  Without limiting the foregoing, Employee shall forfeit all of the Units and shall not be entitled to any payment or other consideration hereunder upon the earliest to occur of the following events (any of which is referred to as a “Forfeiture Event”) prior to the Vesting Date:

a. the termination of Employee’s employment with the Company or one of its affiliates for Cause;

b. Employee voluntarily terminates his or her employment with the Company or one of its affiliates;

c. Employee engages in competition with the Company or any of its affiliates; or

d. Employee engages in any of the following actions:

i. being openly critical in the media of the Company or any of its affiliates or its directors, officers or employees or those of any affiliate;

ii. pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;

iii. misappropriating or destroying Company or affiliate property including, but not limited to, trade secrets or other proprietary property;

iv. improperly disclosing material non-public information regarding the Company or any of its affiliates; or

v. inducing or attempting to induce any customer, supplier, lender or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates; or

e. any other event or reason resulting in forfeiture as described in Section 2.

Upon the occurrence of a Forfeiture Event, the Units will be forfeited and will be cancelled, and Employee shall not be entitled to any payment or other consideration hereunder.

4. Lapse of Restrictions.

a. Effect.  Within [60] days of the date upon which the restrictions on the Units lapse and are removed and the Units vest, the Company will deliver to Employee a cash payment for each Unit equal to the Fair Market Value on the Vesting Date of one share of Common Stock.

b. Payment of Taxes.  If applicable, upon vesting and/or issuance of a cash payment in accordance with the terms of this Agreement, the Company and/or its affiliate shall withhold all applicable tax-related items legally payable by Employee from such cash payment, his or her wages or other cash compensation paid to Employee by the Company and/or its affiliate equal to the amount of the total withholding tax obligation.

5. No Shareholder Rights.  No rights of a shareholder shall exist with respect to the Units.  Without limiting the foregoing, Employee shall not be entitled to receive, currently or on a deferred basis, any payments equivalent to cash, stock or other property paid by the Company as dividends on the Common Stock.

6. Nature of Grant.  In accepting the grant of Units hereunder, Employee acknowledges and agrees as follows:

a. the grant of Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past, and all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

b. Employee’s receipt of Units is not intended to create and should not be construed as creating a contract guaranteeing employment of any duration with the Company or its subsidiaries or affiliates and shall not interfere with the ability of the Company or its affiliates to terminate Employee’s employment at any time, for any reason, with or without notice;

c. the grant of Units is an extraordinary benefit and is not part of normal or expected compensation or salary for any purposes, including without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an affiliate;

d. in consideration of the grant of the Units, no claim or entitlement to compensation or damages shall arise from termination of the Units or diminution of value of the Units resulting from termination of Employee’s employment with the Company or its affiliates (for any reason whatsoever), and Employee irrevocably releases the Company and its affiliates from any such claim that may arise; and

e. a cash payment made pursuant to this Agreement shall not constitute benefit earnings for purposes of any benefit plan sponsored by the Company or its affiliates.  In addition, any cash payment received under this Agreement is not eligible for deferral under any non-qualified deferred compensation plan sponsored by the Company or its affiliates.

7. Taxable Event.  Employee acknowledges that the issuance of the cash payment upon the vesting of Units hereunder will have significant tax consequences to Employee, and Employee is hereby advised to consult with Employee’s own tax advisors concerning such tax consequences.

8. Amendment.  This Agreement may be amended only by a writing executed by the Company and Employee which specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to Employee, and provided that no such amendment adversely affecting Employee’s rights hereunder may be made without Employee’s written consent.  Without limiting the foregoing, the Company reserves the right to change, by written notice to Employee, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial determination.

9. Non-Disclosure.  Upon receipt of this Agreement, Employee agrees not to talk about, write about, or otherwise disclose the terms of this Agreement, or any fact concerning its execution or implementation to any person, firm or corporation, other than the Employee’s family, attorney or financial advisor, unless Employee is required to do so by federal, state or local law, or by a court of competent jurisdiction, except to the extent that the terms of this Agreement are public information.  Employee understands that his or her violation of the provisions of this paragraph will result in the termination of this Agreement and any rights available to Employee hereunder and that such violation will subject Employee to disciplinary action up to and including termination of employment.

10. Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

a. “Cause” shall mean Employee’s willful engaging in misconduct that is materially injurious or detrimental to the Company or its affiliates, or the commission of a felony or crime, including moral turpitude.

b. A “Change of Control” shall occur when (i) a person, as defined under the securities laws of the United States, acquires all or substantially all of the assets of the Company or acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.  Notwithstanding the foregoing, a Change of Control shall not include a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash, or other property, or any combination thereof.

c. “Disability” shall mean a disability as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

11. Successors and Assigns.  The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will insure to the benefit of, and be enforceable by, the Company’s successors and assigns.  Employee shall have no right to transfer or assign any of his or her rights under this Agreement.

12. Entire Agreement.  This Agreement represents the entire agreement between the parties and any prior understandings or representations of any kind preceding the date of this Agreement shall be superceded by and shall not be binding on either party except to the extent incorporated into this Agreement.

13. Severability.  If, for any reason, any provision of the Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

14. Section 409A.  Notwithstanding anything herein to the contrary, in the event that the Employee is determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, for purposes of any payment on termination of employment hereunder, payment shall be made on the first business day which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

15. Governing Law.  To the extent that Federal laws do not otherwise control, this Agreement and all determinations made or actions taken pursuant hereto shall be governed by the laws of the State of Missouri, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Date of Grant.

EMPLOYEE	RALCORP HOLDINGS, INC.

By:________________________________	By:________________________________
[Name]
[Title]